Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Virpax Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.00001 par value	457(o)	$7,000,000	—	$7,000,000	$0.0001476	$1,034
Fees to be Paid	Equity	Common Warrants(3)	—	—	—	—	—	—
Fees to be Paid	Equity	Shares of Common Stock issuable upon exercise of the Common Warrants	457(o)	$7,000,000		$7,000,000	$0.0001476	$1,034
Fees to be Paid	Equity	Pre-Funded Warrants(3)	—	—	—	—	—	—
Fees to be Paid	Equity	Shares of Common Stock issuable upon exercise of the Pre-Funded Warrants(4)	—	—	—	—	—	—
	Carry Forward Securities
Carry Forward Securities		—	—	—	—	—	—	—

		Total Offering Amounts				$14,000,000		$2,068
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due						$2,068

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of common stock outstanding.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
(3)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the warrants.
(4)	The proposed maximum offering price of the shares of common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed aggregate maximum offering price of the common stock together with the pre-funded warrants (including shares of common stock issuable upon exercise of the pre-funded warrants), if any, is $7,000,000.